Exhibit 3.1

ARTICLE XII

Indemnification and Advancement of Expenses

1.           Right to Indemnification.  The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article XII, the corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the corporation.

2.           Advancement of Expenses.  The corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon (a) receipt by the corporation of (i) a written affirmation by the Covered Person of the Covered Person’s good faith belief that the standards of conduct necessary for indemnification under applicable law have been met, and (ii) a written undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the standards of conduct necessary for indemnification under applicable law have not been met or the Covered Person is otherwise not entitled to indemnification; and (b) the satisfaction of at least one of the following conditions: (i) the Covered Person shall have provided adequate security for his or her undertaking, (ii) the corporation shall be insured against losses arising by reason of any lawful advances or (iii) a majority of a quorum of the Independent, Non-Party Directors, or if such quorum is not obtainable or even if obtainable, if a majority vote of such quorum so direct, Special Counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the Covered Person ultimately will be found entitled to indemnification under applicable law. “Special Counsel” shall mean an "independent legal counsel" as defined in Reg. §270.0-1(a)(6) promulgated under the Investment Company Act of 1940, as amended (the “1940 Act”) and such counsel shall be selected by a majority of the Independent, Non-Party Directors. “Independent, Non-Party Director” shall mean directors who are both (x) not an "interested person" as defined in Section 2(a)(19) of the 1940 Act and (y) not a party to the proceeding.

3.           Claims.  If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article XII is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law.  In any such action the corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.           Nonexclusivity of Rights.  The rights conferred on any Covered Person by this Article XII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

5.           Other Sources.  The corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

6.           Amendment or Repeal.  Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these By-laws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

7.           Other Indemnification and Advancement of Expenses.  This Article XII shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.